Exhibit 99.1

November 6, 2019

VIA FEDERAL EXPRESS AND EMAIL

Craig C. Bram

President and Chief Executive Officer

Synalloy Corporation

4510 Cox Road, Suite 201

Richmond, VA 23060

Dear Mr. Bram:

On behalf of the Board of Directors of Universal Stainless & Alloy Products, Inc. (the “Company”), I am writing in response to the unsolicited letter from you, dated October 14, 2019 (the “Interest Letter”), on behalf of the Board of Directors of Synalloy Corporation (“Synalloy”), expressing the interest of Synalloy in exploring a potential business combination between Synalloy and the Company.

The Company’s Board of Directors carefully and thoroughly reviewed the contents of the Interest Letter, with the benefit of advice from the Company’s independent financial and legal advisors. While appreciative of Synalloy’s indication of interest in the Company, our Board of Directors unanimously concluded that the pursuit of a potential business combination with Synalloy is not in the best interests of the Company and its stockholders. Our Board of Directors strongly believes that it would be more beneficial to our stockholders for the Company to continue to execute its current business strategies rather than combine with Synalloy.

Sincerely,

/s/ Dennis M. Oates

Dennis M. Oates

Chairman of the Board,

President and Chief Executive Officer

600 Mayer Street, Bridgeville, PA 15017 phone 412.257.7600 web www.univstainless.com